Exhibit 99.1

Press Release June 15, 2012
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2012 Earnings Guidance and Announces Second Quarter Cash Dividend

FORT WAYNE, INDIANA, June 15, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter earnings guidance in the range of $0.15 to $0.20 per diluted share.  Second quarter 2012 estimated results are somewhat lower than the $0.20 per diluted share reported for the first quarter 2012 (which included January refinancing charges of $0.03 per diluted share), and lower than the $0.43 per diluted share reported for the second quarter of 2011.

Despite relatively stable sheet steel demand, including strength in the automotive, energy, construction equipment and agricultural sectors, the company’s somewhat softer earnings estimate is primarily the result of decreased sheet steel pricing attributable to supply-side pressures from increased imports and increased domestic steel capacity.

Metals recycling earnings are also expected to be lower due to late second quarter pricing and volume pressures attributable to softer export markets and weaker mill buying patterns, resulting in an oversupplied environment.  Due to inventory overhang, however, the benefits from decreased scrap pricing on the company’s steel operations will not be fully reflected until the third quarter.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.10 per common share.  The dividend is payable to shareholders of record at the close of business on June 30, 2012, and is payable on or about July 13, 2012.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, over 6,500 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500